Exhibit 3.5

                                                                 FILED# C-801-89
                                                                     SEP 13 2002
                                                                In the office of
                                                                     Dean Heller
                                                 DEAN HELLER, SECRETARY OF STATE


                   CERTIFICATE OF DESIGNTIONS, PREFERENCES AND
                  RIGHTS OF SERIES A CONVERTIBLE PRFERRED STOCK
                                       OF
                          XSTREAM BEVERAGE GROUP, INC.

         Xstream Beverage Group, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Nevada, does hereby certify that pursuant to the authority confirmed upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, the Company, and pursuant to the General Corporation Law of the State of Nevada, the Board of Directors of the Company at a meeting duly held, adopted resolutions
(i) authorizing the issuance of a total of 10 million shares of preferred stock, par value $.001 per share, and (ii) providing for the designations, preference and relative, participating, options or other rights, and the qualification, limitations or restriction thereof, or one million shares of Series A Preferred Stock of the Company, as follows:

         RESOLVED, that the Company is authorized to issue one million shares of Series A Preferred Stock (the "Preferred Shares"), par value $.001 per share, which shall have the following designations, preferences and other special rights:

         (1) Dividends. The Holders of the Series A preferred stock shall have no right to receive dividend distributions or to participate in any dividends declared by the Company to or for the benefit of the holders of its common stock.

         (2) Conversion. Shares of Series A Preferred Shares shall be convertible into shares of the Company's common stock, par value $.001 per share (the "Common Stock"), at the conversion ratio of one share of preferred stock for every one share of common stock, 1:1.

             (a) Mechanics of Conversion. The conversion of the Preferred Shares shall be conducted in the following manner:

                 (i) Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern Standard Time on such date, a copy of a fully executed notice of conversion (the "Conversion Notice") to the Company's designated transfer agent (the "Transfer Agent") with a copy thereto to the Company and (B) surrender to a common carrier for delivery to the Transfer Agent as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

                 (ii) Company's Response. Upon receipt by the Company of a copy of the Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice, the Transfer Agent shall, on the next business day following the date of receipt (or the second business day following the date of receipt if received after 11:00 a.m. local time of the

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Transfer Agent), (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for a number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Transfer Agent shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                 (iii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

             (b) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of the Common Stock upon the conversion of the Preferred Shares.

             (c) Adjustments to the Conversion Ratio. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock the Conversion Ratio shall be adjusted proportionately.

         (3) Redemption of Preferred Shares.

             (a) The Company shall have the right, but not the obligation, to redeem all or a portion of such Holder's Preferred Shares in the event of the death, disability, mental incapacity, criminal conviction by any state or federal agency, or in the event any holder files for bankruptcy protection or is declared insolvent. The consideration to be paid shall be in the Company's common stock and shall be equal to the total number of preferred shares to be redeemed multiplied by the Conversion Ratio then in effect. The foregoing right of redemption may only be exercised upon the vote of the holders of the common stock owning a majority of the Company's issued and outstanding common stock, without regard to any voting rights the holders of the Series A preferred shares may own.

         (4) Voting Rights.

             (a) Voting Rights of Series A Preferred Holders. The Holders shall be granted one hundred votes for each share Series A Preferred owned by the Holder. Said right shall be exercised by the Holder with respect to any matter which may come before a vote of the holder's of the Company's common stock.

             (b) Reorganization or Reclassification. In the event of any recapitalization, reorganization or reclassification, the number of votes which attach to each preferred share shall be adjusted accordingly.

         (5) Reservation of Shares.

             (a) Authorized and Reserved Amount. The Company shall, at all times so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred, such number of shares (the "Reserved Amount") of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding.

         (6) Liquidation, Dissolution, Winding-Up. Holders shall have no liquation or dissolution preferences.


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         (7) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously request the Company to convert such Preferred Shares into Common Stock.

         (8) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by Edward Arioli, it president, as of September 10th 2002.

                                             Xstream Beverage Group, Inc.


                                             /s/ Edward Arioli
                                             -----------------------------------
                                             Name: Edward Arioli
                                             Title: President




















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